Home Solutions of America Reports Record First Quarter Results
Monday May 15, 4:00 pm ET

Revenue Increases 106.5%

Net Income From Continuing Operations Grows 129.4%

Diluted EPS Rises 100%

Company Increases 2006 Business Outlook to Diluted EPS of $0.56-$0.60 From Previous Forecast of Diluted EPS of $0.42-$0.46

DALLAS--(BUSINESS WIRE)--May 15, 2006--Home Solutions of America, Inc. (Amex: HOM - News); (the "Company" or "Home Solutions"), a provider of recovery, restoration and rebuilding/remodeling services, announced record financial results for its first quarter ended March 31, 2006. The Company reported record first quarter revenue from continuing operations of $19.3 million, an increase of 106.5% compared to revenue from continuing operations of $9.3 million in the 2005 fiscal first quarter. Fiscal 2006 first quarter EBITDA from continuing operations increased 158.8% to $4.4 million (including $4.0 million of operating income and $.4 million of depreciation and amortization), compared to $1.7 million (including $1.5 million of operating income and $.2 million of depreciation and amortization) in the 2005 first quarter.

First quarter net income was a record $3.1 million, or $0.08 per diluted share, compared to $1.0 million, or $0.04 per diluted share in the year earlier period. First quarter net income included a net gain on discontinued operations of $781,000 (net of tax) resulting from the Company's decision to sell certain assets and liabilities of one of the Company's subsidiaries, which the Company first marketed for sale in the fourth quarter of 2005 and sold in the first quarter of 2006. 2006 first quarter pre-tax income from continuing operations before minority interest was $4.0 million, compared to pre-tax income from continuing operations before minority interest of $1.3 million in the first quarter of fiscal 2005. First quarter net income from continuing operations was $2.3 million, or $0.06 per diluted share, compared to net income from continuing operations of $1.0 million, or $0.04 per diluted share in the year-earlier period. The Company's effective tax rate for the first quarter of fiscal 2006 was 37.1% compared to 6.3% in the first quarter of fiscal 2005.

Gross margin for the first quarter was 51.6% compared to 40% in the fourth quarter of fiscal 2005 and 47.8% in the same period in fiscal 2005. Gross margin increased as a result of higher overall margins in both of the Company's business segments and a more favorable mix of business than in the fourth quarter and throughout 2005. The Recovery/Restoration Services segment generated a 67.8% increase in revenue and 146.1% increase in operating income compared to the first quarter of fiscal 2005 while the Rebuilding/Remodeling business grew revenue by 153.8% and increased operating income by 122.9%. The Company ended the first quarter of 2006 with cash and cash equivalents of approximately $7.2 million, and long-term debt of $1 million.

"We were pleased that in a seasonally slow period, the Company was able to generate another strong quarter of growth," said Frank J. Fradella, Chairman and CEO of Home Solutions. "The first quarter was yet another period of expanded operating margins for the Company, driven by efficiencies across both of our business units. In contrast to fiscal 2005, when Recovery/Restoration services represented 55% of the Company's revenue, during the first quarter Rebuilding and Remodeling business comprised 55% of our revenue, driven by our growing relationship with customers such as the Home Depot and Centex as well as the long-term rebuilding process, which has recently begun in areas affected by hurricanes Katrina, Rita and Wilma.

Despite these gains, we faced challenges, particularly in New Orleans and surrounding areas, as funding for rebuilding activity continued to experience delays. Recently, as demonstrated by several large contracts we have received, activity has significantly increased, and we have begun, in the early stages, to participate in additional work in the area. We believe that the conclusion of the Mayoral election this week, as well as the allocation of incremental funding by FEMA will trigger further activity.

While we do not plan our business expecting hurricanes or storms, we have significantly invested during the first quarter in developing the infrastructure to not only be able to handle the build-back work that we expect over the next three to five years in the region, but to respond immediately if there is further storm-related work as Hurricane Season begins in just a few weeks. We have also invested in positioning the Company to service major customers in many additional markets. The new locations increase the number of stores to 150 that Home Solutions provides services to the leading retailer. We have also invested in increasing our presence in Louisiana, Mississippi, Florida, and Texas, where we expect Recovery/Restoration projects to significantly contribute to our growth for many years."

Business Outlook:

Due to the recent increase in activity and backlog, the Company today increased its full year guidance for the year ending December 31, 2006, to revenue of $160 million to $165 million and diluted earnings per share of $0.56 to $0.60. Home Solutions previously had expected revenue of $130 million to $140 million and diluted earnings per share of $0.42 to $0.46. The Company reported revenue for fiscal 2005 of $68.1 million and net income of $0.25. The Company expects an effective tax rate for fiscal 2006 of approximately 36%. In 2005, Home Solutions had an effective tax rate of 4.5%.

Due to the timing of when projects commence, the Company expects that the majority of the revenue and earnings will be recognized during the second half of its fiscal year.

Conference Call and Webcast

The Company will host a conference at 4:30 p.m. eastern time today to discuss the results and outlook for 2006. Interested participants should call (877) 776-4984 for domestic access or (706) 679-7077 for international access. Please reference Conference I.D. Number 8985828. There will be a playback available until midnight, June 15, 2006. To listen to the playback, please call (800) 642-1687 for domestic access or (706) 645-9291 for international access. Please use pass code 8985828 for the replay. This call is being webcast and can be accessed at Home Solutions' web site at www.homcorp.com until June 15, 2006.

Home Solutions is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and South Carolina through its five subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens, Home Solutions Restoration of Louisiana and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace. P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California, Florida and Louisiana. Home Solutions Restoration of Louisiana provides Recovery Restoration Services in Florida, Louisiana, Mississippi and Texas and Fiber Seal Systems is a national licensor of cleaning and fabric protection businesses.

For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Home Solutions of America, Inc.
Income statement from continuing operations
For the three months ended March 31 2006 and 2005

	($ in thousands, except
	per share data)

	2006	2005
	1st	1st
	Quarter	Quarter

Net Sales	19,280	9,337
Costs and expenses:
Cost of sales	9,332	4,871
Selling, general and administrative
expenses	5,949	2,927

	15,281	7,798

Operating income	3,999	1,539

Other income (expense):

Gain (loss) on sale of assets	(2)	1
Interest income	51	17
Interest expense	(60)	(279)
Other Income	25	18

Total other (expense)	14	(243)

Income before income taxes and
minority interest	4,013	1,296

Income taxes	(1,413)	(82)
Minority interest in income of consolidated
subsidiary	(258)	(193)

Net income from continuing operations	2,342	1,021

Gain on Discontinued operation (net of tax)	781	-

Net income	$3,123	$1,021

Net income available to common stockholders	$3,123	$680

EPS
Basic
Income from continuing operations	$0.07	$0.05
Gain from discontinued operations	$0.02	$-

Net Income	$0.09

Diluted
Income from continuing operations	$0.06	$0.04
Gain from discontinued operations	$0.02	$-

Net Income	$0.08	$0.04

Weighted average number of common shares
outstanding:
Basic	35,898	16,968
Diluted	40,702	18,990

HOME SOLUTIONS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Data)
(Unaudited)

	March 31,	December 31,
	2006	2005

ASSETS
Current assets:
Cash	$7,186	$8,225
Accounts receivable, net	20,857	20,585
Current portion of notes receivable	1,375	361
Inventories	1,669	1,026
Current assets of discontinued operations held
for sale	-	767
Prepaid expenses and other current assets	1,231	1,041
Assets held for sale	840	840

Total current assets	33,158	32,845

Property and equipment, net of accumulated
depreciation	2,624	2,466

Intangibles, net of accumulated amortization	9,275	9,501

Goodwill	42,802	41,882

Notes receivable, net of current portion	2,375	525

Non-current assets of discontinued operations
held for sale	-	391

Deferred tax asset	-	793

Other assets	336	264

	$90,570	$88,667

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,060	$6,267
Current portion debt	1,562	3,382
Deferred gain on disposal of discontinued
operation assets, current	478	-
Current portion of capital lease obligations	66	76
Current liabilities of discontinued operations
held for sale	-	1,216

Total current liabilities	8,166	10,941
Long-term liabilities:
Debt, net of current portion	1,041	1,363
Non-Current liabilities of discontinued
operations held for sale	-	158
Non-current portion on deferred gain on
disposal of discontinued operation assets	955	-
Minority interest	254	483
Capital lease obligations, net of current
portion	120	117

Total liabilities	10,536	13,062

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 per value, 50,000 shares
authorized; 36,125 and 35,510 shares issued
and outstanding, respectively	36	36
Additional paid-in capital	91,428	90,122
Accumulated deficit	(11,430)	(14,553)

Total stockholders' equity	80,034	75,605

	$90,570	$88,667

Contact:
CEOcast, Inc. for Home Solutions
Jim Fallon, 212-732-4300